                                                                    EXHIBIT 4.2
                                                                    -----------


             ------------------------------------------------------

                               PURCHASE AGREEMENT

                                      AMONG

                       STATE AND FEDERAL ASSOCIATES, INC.,

             THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO,

                         S&FA OF ALEXANDRIA PARTNERSHIP
                                       AND
                        PAREXEL INTERNATIONAL CORPORATION

                           Dated as of August 22, 1996

             ------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I -- DEFINITIONS......................................................1

   1.01.  Definitions.........................................................1

ARTICLE II -- PURCHASE AND SALE...............................................6

   2.01.  Purchase and Sale...................................................6
   2.02.  Closing.............................................................6

ARTICLE III --  REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                SELLERS AND THE PARTNERSHIP...................................7

   3.01.  Corporate Existence and Power.......................................8
   3.02.  Corporate Authorization.............................................8
   3.03.  Governmental Authorization; Consents................................8
   3.04.  Non-Contravention...................................................8
   3.05.  Capitalization......................................................9
   3.06.  Subsidiaries........................................................9
   3.07.  Financial Statements................................................9
   3.08.  Absence of Certain Changes.........................................10
   3.09.  Property and Equipment.............................................11
   3.10.  No Undisclosed Material Liabilities................................13
   3.11.  Litigation.........................................................14
   3.12.  Material Contracts.................................................14
   3.13.  Insurance Coverage.................................................15
   3.14.  Compliance with Laws; No Defaults..................................15
   3.15.  Finders, Fees......................................................16
   3.16.  Intellectual Property..............................................16
   3.17.  Inventories........................................................17
   3.18.  Receivables........................................................17
   3.19.  Taxes..............................................................18
   3.20.  Employees..........................................................20
   3.21.  Environmental Compliance...........................................21
   3.22.  Customers and Suppliers............................................24
   3.23.  Transactions with Affiliates.......................................24
   3.24.  Bank Accounts; Powers of Attorney..................................24

   3.25.  Other Information..................................................24
   3.26.  Intercompany Arrangements..........................................25
   3.27.  Representations....................................................25

ARTICLE IV --   ADDITIONAL REPRESENTATIONS AND WARRANTIES
                OF SELLERS...................................................25

   4.01.  Title to and Validity of Shares....................................25
   4.02.  Authority..........................................................26
   4.03.  Power To Act as Trustee or Executor................................26
   4.04.  Access to Information; Accredited Investor Representation..........26
   4.05.  Purchase for Investment............................................27

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BUYER.........................27

   5.01.  Organization and Existence.........................................27
   5.02.  Corporate Authorization............................................27
   5.03.  Governmental Authorization.........................................27
   5.04.  Non-Contravention..................................................28
   5.05.  Finders' Fees......................................................28
   5.06.  Purchase for Investment............................................28
   5.07.  Litigation.........................................................28
   5.08.  SEC Filings........................................................28
   5.09.  Buyer Stock........................................................29

ARTICLE VI -- COVENANTS OF THE COMPANY, SELLERS AND THE
              PARTNERSHIP....................................................29

   6.01.  Resignations.......................................................29
   6.02.  Confidentiality....................................................29
   6.03.  Affiliate Agreements...............................................30
   6.04.  Tax Covenants......................................................30
   6.05.  [Intentionally Omitted]............................................31
   6.06.  Covenant of the Partnership........................................31
   6.07.  Approval of Parachute Payments.....................................31
   6.08.  Reorganization Status..............................................31
   6.09. Sale or Exchange Status.............................................31
   6.10. Satisfaction of Buyer's Withholding Obligation......................31

ARTICLE VII -- COVENANTS OF BUYER............................................32

   7.01.  Confidentiality....................................................32
   7.02.  Access.............................................................33
   7.03.  Resale Registration Statement......................................33
   7.04.  Annual Report on Form 10-K.........................................34
   7.05.  Affiliate Agreements...............................................34
   7.06.  Bonuses............................................................34
   7.07.  Historical Bonuses.................................................34
   7.08.  Vacation...........................................................34
   7.09.  Reorganization Status..............................................34
   7.10.  Business Continuity................................................35

ARTICLE VIII -- COVENANTS OF ALL PARTIES.....................................35

   8.01.  Best Efforts.......................................................35
   8.02.  Certain Filings....................................................35
   8.03.  Public Announcements...............................................35
   8.04.  Pooling............................................................36

ARTICLE IX -- EMPLOYEE BENEFITS..............................................36

   9.01.  Employee Benefits Definitions......................................36
   9.02.  ERISA Representations..............................................37
   9.03.  No Third Party Beneficiaries.......................................38

ARTICLE X -- CONDITIONS TO CLOSING...........................................39

   10.01.  Conditions to the Obligations of Each Party.......................39
   10.02.  Conditions to Obligation of Buyer.................................40
   10.03.  Conditions to Obligation of Sellers...............................42

ARTICLE XI -- SURVIVAL; INDEMNIFICATION......................................44

   11.01.  Survival..........................................................44
   11.02.  Indemnification...................................................44
   11.03.  Procedures........................................................46

ARTICLE XII -- [Intentionally Omitted].......................................46

ARTICLE XIII -- [Intentionally Omitted]......................................46

ARTICLE XIV -- MISCELLANEOUS.................................................46

   14.01.  Notices...........................................................46
   14.02.  Amendments; No Waivers............................................48
   14.03.  Expenses..........................................................48
   14.04.  Successors and Assigns............................................49
   14.05.  Further Assurances................................................49
   14.06.  Governing Law.....................................................49
   14.07.  Counterparts; Effectiveness.......................................49
   14.08.  Entire Agreement..................................................49
   14.09.  Captions..........................................................49
   14.10.  Jurisdiction......................................................49


Schedules
---------

Schedule 2.01    List of Stockholders
Schedule 3.07    Financial Statements
Schedule 3.08    Absence of Certain Changes
Schedule 3.10    Liabilities
Schedule 3.11    Litigation
Schedule 3.12    Material Contracts
Schedule 3.13    Insurance
Schedule 3.14    Permits
Schedule 3.16    Intellectual Property
Schedule 3.19    Tax
Schedule 3.20    Employees
Schedule 3.21    Environmental Matters
Schedule 3.22    Customers and Suppliers
Schedule 3.23    Transactions with Affiliates
Schedule 3.24    Bank Accounts
Schedule 3.26    Intercompany Arrangements
Schedule 4.01    Title to Shares
Schedule 5.03    Consents and Approvals
Schedule 7.06    Bonuses
Schedule 7.07    Historical Bonuses
Schedule 7.08    Vacation Benefits
Schedule 9.02    Employee Plans
Schedule 10.03   Release of personal Guarantees

Exhibits
--------

Exhibit A.       Affiliate Agreements
Exhibit B.       [Intentionally Omitted]
Exhibit C.       [Intentionally Omitted]
Exhibit D.       Escrow Agreement
Exhibit E.       [Intentionally Omitted]
Exhibit F.       Real Estate Conveyance Documents
Exhibit G.       Registration Rights Agreement

                               PURCHASE AGREEMENT

     AGREEMENT dated as of August 22, 1996 among State and Federal Associates, Inc., a Virginia corporation (the "Company"); the stockholders of the Company listed on the signature pages hereto (the "Sellers"); S&FA of Alexandria Partnership, a Virginia general partnership (the "Partnership"); and PAREXEL International Corporation, a Massachusetts corporation ("Buyer").

                              W I T N E S S E T H :

     WHEREAS, Buyer desires to purchase from Sellers all of the outstanding shares of capital stock of the Company owned by them and set forth on SCHEDULE
2.01 (the "Shares");

     WHEREAS, each Seller desires to sell to Buyer all of the Shares owned by such Seller; and

     WHEREAS, the Partnership desires to convey to Buyer or the Company, at the discretion of Buyer, certain real estate owned by the Partnership;

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

     "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "AFFILIATE AGREEMENTS" means the agreements described in Sections 6.09 and 7.05, a form of each of which is attached as EXHIBIT A.

     "ANCILLARY AGREEMENTS" means the Escrow Agreement, Affiliate Agreements, Registration Rights Agreement and Real Estate Conveyance Documents.

     "BALANCE SHEET" means the balance sheet of the Company as of June 30, 1996 referred to in Section 3.07.

     "BALANCE SHEET DATE" means June 30, 1996.

     "BUYER STOCK" means the number of shares of common stock, $.01 par value per share ("Buyer Common Stock"), of Buyer as is determined by dividing $20,000,000 by the average of the last reported sale price of the common stock of the Buyer on the Nasdaq National Market for the 26 trading days ending the second trading day immediately preceding the Closing Date (subject to appropriate adjustment in the event of a stock split or reverse stock split) (the "Market Price"). On the Closing Date, the Market Price, as calculated pursuant to this paragraph, will be $42.07.

     "BUYER'S COUNSEL" means the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

     "CLOSING DATE" means the date of the Closing.

     "COMMON STOCK" means the common stock, $.01 par value, of the Company.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "ESCROW AGENT" means the escrow agent that is a signatory to the Escrow Agreement.

     "ESCROW AGREEMENT" means the Escrow Agreement among Sellers, Buyer and the Escrow Agent in the form set forth in EXHIBIT D.

     "INTELLECTUAL PROPERTY RIGHT" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

     "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

     "MILLER" means Martin Miller, one of the Sellers.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "OPTION CONVERSION RATIO" means 0.60.

     "OPTION SHARES" means the Shares designated on SCHEDULE 2.01 issued as incentive shares in connection with the Company's Non-Qualified Stock Option Plan.

     "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "RAVEN" means Robert F. Raven, an equity holder of the Company who is selling the Raven Shares to Buyer on the date hereof pursuant to the terms of a separate Purchase Agreement (the "Raven Purchase Agreement").

     "RAVEN BUYER STOCK" means the number of shares of Buyer Common Stock of the Buyer to be issued to Raven pursuant to that certain Raven Purchase Agreement (excluding shares of Buyer Common Stock to be issued pursuant to the Real Estate Conveyance Documents) calculated as follows: (a) the total dollar amount owed to Raven in accordance with the provisions of that certain Redemption Agreement dated as of January 3, 1996 by and between the Company and Raven (the "Redemption Agreement") divided by the Market Price, rounded to the nearest whole share.

     "RAVEN SHARES" means the shares of Common Stock owned by Raven, subject to the terms of the Redemption Agreement.

     "REAL ESTATE CONVEYANCE DOCUMENTS" means the documents required by Buyer to effectuate the conveyance to the Company or Buyer, as designated by Buyer, the fee title to condominium units 160, 170 and 600 located at 1101 King Street, Alexandria, Virginia (the "Purchase Real Estate") in accordance with the provisions of Section 3.09 and Article 10 in the form of EXHIBIT F.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between Sellers and Buyer in the form of EXHIBIT G.

     "SELLERS' COUNSEL" means the law firm of Baker & McKenzie, Washington, D.C.

     "SHARE CONVERSION RATIO" means 37.048966.

     "SHAREHOLDER SHARES" means the Shares designated on SCHEDULE 2.01 owned as of the Closing Date without any vesting restrictions.

     "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                           Section
          ----                           -------

          Benefit Arrangement             9.01
          Closing                         2.02
          Company Securities              3.05
          Damages                        11.02
          Employee Plans                  9.01
          ERISA                           9.01

          ERISA Affiliate                 9.01
          Escrow Shares                   2.02
          Financial Statements            3.07
          Hazardous Substance             3.21
          Indemnified Party              11.03
          Indemnifying Party             11.03
          Indemnitees                    13.03
          Multiemployer Plan              9.01
          Partnership Stock               2.02
          Purchase Price                  2.01
          Release                         3.21
          Permit                          3.14
          Tax                             3.19
          Tax Authority                   3.19
          Tax Return                      3.19

                                   ARTICLE II

                                PURCHASE AND SALE

     2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller, severally but not jointly, shall sell to Buyer, and Buyer shall purchase from each such Seller, at the Closing, that number of Shares as is set forth opposite such Seller's name on SCHEDULE 2.01. The aggregate purchase price (a) for each Seller with respect to their Shareholder Shares, to be paid in shares of Buyer Stock, shall be equal to the number of Shareholder Shares owned by such Seller multiplied by the Share Conversion Ratio, rounded to the nearest whole share, (b) for each Seller with respect to their Option Shares, to be paid in shares of Buyer Stock, shall be equal to the number of Option Shares owned by such Seller multiplied by the product of (i) the Option Conversion Ratio and (ii) the Share Conversion Ratio, rounded to the nearest whole share, and (c) for Raven (to be set forth in the Raven Purchase Agreement), to be paid in shares of Buyer Stock, shall be equal to the Raven Buyer Stock (in each instance, such shares of Buyer Stock being referred to as the "Purchase Price"). Raven shall acknowledge in the Raven Purchase Agreement that the sale by Raven of Shares held by Scott G. Adams ("Adams"), as escrow agent under the Redemption Agreement, and the payment to Raven under the Raven Purchase Agreement shall constitute full payment, satisfaction and discharge of the obligations of Raven and the Company under the Redemption Agreement. The Purchase Price shall be paid as provided in Section 2.02.

     2.02. CLOSING. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Sellers' Counsel in Washington, D.C. or such other location as the parties may mutually agree upon as soon as possible, but in no event later than 10 business days after satisfaction of the conditions set forth in Article X, or at such other time or place as Buyer and Sellers may agree. At the Closing,

          (a) Buyer shall deliver to each Seller certificates representing the number of shares of Buyer Stock equal to ninety and one-tenth percent (90.1%) of the shares of Buyer Stock to which such holder is entitled pursuant to Section
2.01 hereof (rounded up to the nearest whole number of shares).

          (b) Buyer shall deliver to the Escrow Agent certificates representing the number of shares of Buyer Stock equal to nine and nine-tenths percent (9.9%) of the shares of Buyer Stock to which each Seller is entitled pursuant to
Section 2.01 hereof (rounded
down to the nearest whole number of shares) (the "Escrow Shares"), to be held by the Escrow Agent in accordance with the Escrow Agreement.

          (c) Sellers shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

          (d) The appropriate parties shall enter into the Ancillary Agreements.

          (e) The Partnership will convey the Purchase Real Estate in accordance with Section 3.09 and Article 10, for a total consideration of $2,513,421.14 and the Buyer shall pay in full or assume all of the obligations encumbering the Purchase Real Estate (in the aggregate amount of $2,313,421.14) and issue to the Partnership 4,754 shares of Buyer Common Stock (the "Partnership Stock"), in accordance with the terms of the Real Estate Conveyance Documents. Buyer and the Partnership shall each bear the respective expenses directly related to the transfer of the Purchase Real Estate as set forth in the Settlement Sheet referred to in Section 10.01.

          (f) Buyer, Raven and Adams, as escrow agent for shares owned by Raven, shall execute and deliver the Raven Purchase Agreement.

          (g) The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY, SELLERS AND THE PARTNERSHIP

     The Company and each Seller (but only the Partnership with respect to Sections 3.09 and 3.14(d) to the extent and only to the extent those sections relate to the Purchase Real Estate) hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

     3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and by-laws of the Company as currently in effect.

     3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

     3.03. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

          (b) No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

     3.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or by-laws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any permit held by the Company or (iv) assuming the receipt of all required consents result in the creation or imposition of any Lien on any asset of the Company.

     3.05. CAPITALIZATION. The authorized capital stock of the Company consists of 50,000 shares of common stock. As of the date hereof, there were outstanding 18,856 shares of Common Stock, including 845 shares of Common Stock issued pursuant to the Company's Non-Qualified Stock Option Plan dated January 1, 1990. There are no outstanding employee stock options or any other outstanding options to purchase any shares of Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and are owned by Sellers (subject only to the vesting restrictions on the Option Shares) and Raven (subject to the provisions of the Redemption Agreement) as shown on SCHEDULE 2.01. Except as set forth in this Section, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Other than the Redemption Agreement, there are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

     3.06. SUBSIDIARIES. The Company does not have any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

     3.07. FINANCIAL STATEMENTS. The Company has previously furnished Buyer with a true and complete copy of (i) the balance sheets of the Company as of December 31, 1993, 1994 and 1995, and the statements of operations, cash flows and changes in stockholders' equity of the Company for the respective fiscal years then ended, as audited by Ross Langan & McKendree, and (ii) the unaudited balance sheet of the Company as of June 30, 1996 and the statements of income, cash flows and changes in stockholders' equity of the Company for the interim periods ended June 30, 1996, (collectively, the "FINANCIAL STATEMENTS" which are attached hereto as SCHEDULE 3.07). Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations, cash flows and stockholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved except as otherwise stated therein and, with respect to the unaudited interim financial statements, for the omission of footnote disclosures and, to the extent consistent with generally accepted accounting principles, for normally recurring year-end audit adjustments.

     3.08. ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 3.08 or as required by this Agreement, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and there has not been:

          (a) to the best knowledge of the Company and each Seller after reasonable inquiry of appropriate Company personnel, any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          (b) except as set forth in the Redemption Agreement, any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (c) any amendment of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (e) any creation or assumption by the Company of any Lien on any asset;

          (f) any making of any loan, advance or capital contributions to or investment in any Person;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company;

          (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company; or

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company.

     3.09. PROPERTY AND EQUIPMENT. (a) The Company has good and marketable title to, or in the case of leased property has valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices, and a valid leasehold interest in leased real property and the Buyer has, or will have, as of the Closing Date, good and clear record and marketable fee title to the Purchase Real Estate and all real property owned currently by the Company (collectively, "Owned Real Estate") subject only to such matters as are listed in the title insurance policies described in Section 10.02 ("Permitted Exceptions"). None of such properties or assets is subject to any Liens, except:

               (i) Liens disclosed on the Balance Sheet;

               (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

               (iii) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets; or

               (iv) Permitted Exceptions (as to Owned Real Estate).

          (b) There are no developments affecting any of such properties or assets pending or, to the knowledge of Sellers or the Company threatened, which might materially detract from the value of such property assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of or title to such properties or assets.

          (c) The real and personal property and equipment owned or leased by the Company and the Purchase Real Estate, have no material defects, are in good operating condition and repair (ordinary wear and tear excepted), and are substantially adequate for the uses to which they are being put.

          (d) The assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and are generally adequate to conduct such business as currently conducted.

          (e) Except as set forth on SCHEDULE 3.09, there exist no violations of, or defaults under, the Declaration of 1101 King Street Condominium recorded with the land records of the City of Alexandria, Virginia in Book 1194 at Page 669 (the "Declaration") and any Plats, Bylaws, Maintenance Agreements and any other documents attached thereto or referred to therein, and any amendments thereof, or under the rules and regulations promulgated thereunder (collectively, the "Condominium Documents"), with respect to the Purchase Real Estate. The Partnership has, and will have, as of the Closing Date, complied in all respects with the requirements of the Condominium Documents and of all laws, regulations, ordinances and the like relating to the Purchase Real Estate and the transfer thereof to the Buyer.

          (f) All charges, assessments, fees, expenses, costs or other amounts (collectively, "Charges") due with respect to the Purchase Real Estate under the Condominium Documents are current and shall be paid in full as of the Closing together any fines, interest or penalties related thereto. The Company, the Partnership and the Sellers have not received notice and have no knowledge of any pending or proposed special assessments or other charges with respect to the Purchase Real Estate. To the best of the Company's, the Partnership's and the Seller's knowledge, no unit owner under the condominium created by the Declaration has failed to pay any charges, assessments, fees or costs beyond sixty days after the date such amount is due. There are no Charges applicable to the Purchase Real Estate, pending, proposed, or actual, except as set forth in the Certificate of Resale or the Certificate of Expenses referred to in
Section 10.02.

          (g) Except as set forth on SCHEDULE 3.09, all leases and subleases with respect to the Purchase Real Estate have been filed with the Board of Directors of the Condominium as required under the Condominium Documents and conform with the requirements thereof.

          (h) The Owned Real Estate and leased real property are in compliance with all applicable local zoning ordinances relating to the uses to which such properties are currently used, and neither the Company, the Partnership nor the Sellers have received any notice of violation from the applicable local zoning authorities with respect to any of such properties.

          (i) The 1996 Condominium budget, the tax bills, and the Declaration which were previously provided to Buyer by Sellers are true and complete copies thereof and Sellers, the Company and the Partnership have previously delivered to Buyer copies of all documents, budgets and bills relating to the Purchase Real Estate, which any of them has in its, or its counsel's, possession.

          (j) All costs for utilities during normal business hours for the Purchase Real Estate are included within monthly condominium fees and none are billed separately.

          (k) There are no Limited Common Areas or Reserved Common Areas (as defined in the Condominium Documents) affecting the Purchase Real Estate except for a balcony attached to Unit 600 for which there are currently no separate Charges.

          (l) There are no leases, subleases or other occupancy agreements (collectively, "Leases") affecting the Purchase Real Estate except as set forth in SECTION 3.12, true and complete copies of which have been previously provided by Sellers to Buyer. All information previously provided by Sellers to Buyer concerning rentals, escalations and other charges due or payable under any Leases is true, accurate and complete in all respects.

          (m) There are no agreements for parking spaces, used or to be used, in connection with any Owned Real Estate or any leased real property except for month-to-month arrangements terminable at will, at the current rate of $70.00 per month per space.

     3.10. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in SCHEDULE 3.10, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (i) liabilities disclosed or provided for in the Balance Sheet; and

          (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company.

     3.11. LITIGATION. Except as set forth in SCHEDULE 3.11, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Sellers threatened against or affecting, the Company or any of its owned or leased properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

     3.12. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 3.12 or any other schedule to this Agreement, the Company is not a party to or subject to:

               (i) any lease providing for annual rentals of $15,000 or more;

               (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $15,000 or more;

               (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company of $15,000 or more;

               (iv) any partnership, joint venture or other similar contract arrangement or agreement;

               (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $15,000;

               (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

               (vii) any agency, dealer, sales representative or other similar agreement;

               (viii) any contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date; or

               (ix) any other contract or commitment not made in the ordinary course of business that is material to the Company.

          (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the knowledge of the Company and Sellers, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     3.13. INSURANCE COVERAGE. The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. Except as set forth in SCHEDULE 3.13, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the Company's inception and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. Neither the Company nor any of the Sellers knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

     3.14. COMPLIANCE WITH LAWS; NO DEFAULTS. (a) The Company is not in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) SCHEDULE 3.14 correctly describes each license and permit (a "Permit") material to the business of the Company, together with the name of the governmental agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby, except to the extent such termination or impairment would not have a Material Adverse Effect.

          (c) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company is a party or by which the Company or any material amount of its assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

          (d) Except as otherwise set forth on SCHEDULE 3.14, all Owned Real Estate and leased real property is in compliance with (i) all applicable federal, state and local laws, regulations, ordinances, orders and the like;
(ii) all condominium documents relating thereto and (iii) all Permitted Exceptions.

     3.15. FINDERS, FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

     3.16. INTELLECTUAL PROPERTY. (a) SCHEDULE 3.16 includes a list of all Intellectual Property Rights specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and
(iv) licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b)(i) The Company during the three years preceding the date of this Agreement has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) except as set forth in SCHEDULE 3.16, the Company and Sellers have no knowledge of any other claim or infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement of which the Company or Sellers are aware or to which the Company is a party restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

          (c) None of the processes and formulae, research and development results and other know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has, to the knowledge of the Company or the Sellers, been disclosed by the Company to any Person other than employees, representatives and agents of the Company who are parties to confidentiality agreements with the Company.

          (d) To the knowledge of the Company and Sellers, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, employees of or consultants to the Company or (ii) the use by the Company or any of such Persons in connection with their activities for or on behalf of the Company of any information which the Company or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

          (e) Except as set forth on SCHEDULE 3.16, no such Intellectual Property Rights have been registered with any governmental authority.

          (f) Except as set forth on SCHEDULE 3.16 and except for licenses to use the Company's products granted by the Company in the ordinary course of its business to third parties, the Company owns or has the exclusive right to use, sell, license or dispose of, and has the exclusive right to bring actions for the infringement of, all Intellectual Property Rights necessary or required for the conduct of its business as presently conducted.

          (g) The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Right or in any way impair the right of the Company to sue, sell, license or dispose of, or to bring any action for other infringement of, any Intellectual Property Right or portion thereof.

          (h) Except as set forth in SCHEDULE 3.16, none of the former or present employees, officers, directors, consultants or contractors of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any of the Intellectual Property Rights which the Company is currently using or the use of which is necessary for the business of the Company as presently conducted or as proposed to be conducted. To the knowledge of the Company and Sellers, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. Except as set forth in SCHEDULE 3.16, no person has any so-called "moral rights," including any right to identification of authorship, rights of approval of modifications or limitations on subsequent modifications, in or to any of the Intellectual Property Rights owned by the Company. Nothing prohibits the Company from (i) modifying, changing, altering, adapting, revising, translating, adding to or subtracting from any of the Intellectual Property Rights owned by the Company; (ii) doing any of the foregoing without obligation to name the author of any of the Intellectual Property Rights owned by the Company or to give credit to any person in connection therewith or (iii) leasing, licensing, distributing or marketing any of the Intellectual Property Rights owned by the Company without the consent of any person.

     3.17. INVENTORIES. The Company does not have any inventory.

     3.18. RECEIVABLES. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of the Company at the Closing Date will be, valid, genuine and arising in the normal course of the Company's business. All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.

     3.19. Taxes.
           -----

          (a) "TAX" means any federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount with respect thereto.

          "TAX RETURN" means any return, declaration, report, statement, claim for refund, or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TAX AUTHORITY" means any governmental authority responsible for the imposition of any Tax.

          (b) The Company has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts owing to employees, creditors and third parties. All such Tax Returns were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. All Taxes with respect to which the Company has become obligated pursuant to elections made by it in accordance with generally accepted practice have been paid. No issues have been raised (and are currently pending) by any Tax Authority in connection with any of such Tax Returns. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Balance Sheet (as adjusted through the Closing Date in accordance with the past custom and practice of the Company) or are being contested and an adequate reserve therefor has been established and is fully reflected in such Balance Sheet. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in SCHEDULE 3.19. Other than the Option Shares, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code). The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise. All Taxes that have been withheld (or any such Taxes that were required to be withheld) by or on behalf of the Company from any amounts payable to any Person have been timely remitted to the appropriate Tax Authority. The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. The Company has not participated in an international boycott as defined in Section 999 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (c) The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. The Company is not a party to any Tax sharing or similar agreement. Except as set forth in SCHEDULE 3.19, the Company has never been a member of a group filing a consolidated federal income Tax Return, and the Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise. The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations.

          (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company's liability for Taxes not yet due or payable does not exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

          (e) SCHEDULE 3.19 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.

     3.20. EMPLOYEES. SCHEDULE 3.20 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensations of all employees of the Company and (b) the wage rates for non-salaried employees of the Company (by classification). None of such employees and no other employee of the Company has indicated to the Company or a Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. Except as set forth in SCHEDULE 3.20: (a) the Company is not a party to or otherwise bound by any employment agreement; (b) there are no grievances, disputes or controversies pending or, to the best knowledge of the Company and Sellers, threatened between the Company and any of its present or former employees or independent contractors or any person or entity representing any such employee or independent contractor, and the Company is not currently subject to any claims by present or former employees or independent contractors, including, without limitation, claims for wages, salaries, commissions or benefits; (c) the Company has not encountered any organizational efforts or demands for collective bargaining by any labor union or labor organization or been a party to any collective bargaining or labor agreement; and (d) on or before the date hereof, the Company paid or otherwise made provisions for payment of all amounts due to all of its present or former employees and independent contractors, including, without limitation, straight time and overtime pay, vacation and sick pay, fringe (other than pension) benefits, severance pay and disability payments, and the Company has paid over to the appropriate Governmental agencies or other appropriate persons or entities all withheld taxes, social security and other payments due or accrued through the date hereof.

     3.21. Environmental Compliance.
           ------------------------

          (a) ENVIRONMENTAL DEFINITIONS. The following terms, as used herein, have the following meanings:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements, or other governmental approvals or restrictions, whether now or hereinafter in effect, relating to human health, the environment or to emissions, discharges or Releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances or the assessment, removal, containment or remediation thereof.

          "ENVIRONMENTAL LIABILITIES" means all liabilities of the Company, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to articles covered by Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in SCHEDULE 3.21 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

          "HAZARDOUS SUBSTANCE" means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive, biohazardous or otherwise hazardous substance or waste that is regulated under Environmental Laws including petroleum, its derivatives, by-products and other hydrocarbons.

          "REGULATED ACTIVITY" means any treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including, without limitation, the abandonment or discarding of barrels, containers, or other receptacles containing any Hazardous Substance).

          (b) ENVIRONMENTAL REPRESENTATIONS. Except as disclosed on SCHEDULE
3.21:

               (i) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Company's or a Seller's knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by the Company of any Environmental Law or liability thereunder, (B) alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (c) Regulated Activity or (D) treatment, storage, recycling, or Release of Hazardous Substance.

               (ii) (A) The Company has not handled any Hazardous Substance on any property now or previously owned or leased by it; (B) no polychlorinated biphenyls or urea formaldehyde is or has been present at any property now or previously owned or leased by the Company; (C) no asbestos is or has been present at any property now or previously owned or leased by the Company; (D) there are no underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by the Company; (E) no Hazardous Substance has been Released at, or under any property now or previously owned or leased by the Company and (F) no Hazardous Substance has been Released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned or leased by the Company.

               (iii) The Company has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA, or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               (iv) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company and no property now or previously owned or leased by the Company is listed or, to the Company's or a Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

               (v) There are no environmental Liens on any of the Company's assets or on any property now or previously owned or leased by the Company, and no governmental actions have been taken or are in process that could subject any of such assets or property to such Liens. The Company would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any property used in connection with the operation of its business in any deed to such property.

               (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company in relation to any property or facility now or previously owned or leased by the Company which have not been delivered to Buyer at least five (5) business days prior to the date hereof.

     3.22. CUSTOMERS AND SUPPLIERS. The Company has not received notice from or is otherwise aware that any customer or group of customers who are under common ownership or control and who accounted as a group for a material percentage of the aggregate products and services furnished by the Company during the past 18 months has stopped or intends to stop purchasing the Company's products or services, nor has the Company lost any supplier, or group of suppliers, which accounted for a material percentage of the aggregate supplies purchased by the Company during the past 18 months. All of the persons and entities to which the Company is currently providing consulting or other services, or is currently proposing to provide consulting or other services, for which services the Company has received or expects to receive revenues in excess of $10,000, are set forth on SCHEDULE 3.22. Neither the Company nor Sellers have any reason to believe that the Company's business relationships with any person or entity listed on SCHEDULE 3.22 are unsatisfactory or are to be terminated, whether as a result of the sale of the Company to Buyer or otherwise. SCHEDULE 3.22 sets forth the amounts the Company has received as of the date hereof as prepayments.

     3.23. TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 3.23, there are no loans, leases, royalty agreements or other continuing transactions between the Company and any Seller, any Affiliate of any Seller, or any member of any Seller's family. Except as set forth in SCHEDULE 3.23, to the knowledge of the Company and Sellers, none of the officers or directors of the Company or Sellers (a) has any material direct or indirect interest in any entity which does business with the Company; (b) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an employee, officer, director or stockholder of the Company.

     3.24. BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.24 sets forth a true and complete list of (a) all bank accounts, money market accounts and safe deposit boxes of the Company and all Persons who are signatories thereunder or who have access thereto, (b) the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof and (c) all Company credit cards and all credit accounts in the Company's name which have been approved by the Company or of which the Company or any Seller is aware.

     3.25. OTHER INFORMATION. None of the documents or information delivered to Buyer by or under the direction of any of the Sellers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

The financial projections relating to the Company for the year ending December 31, 1996 delivered to Buyer at the Closing constitute the Company's best estimate of the information purported to be shown therein, and neither the Company nor any Seller is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

     3.26. INTERCOMPANY ARRANGEMENTS. The Company does not own any note, bond, debenture or other indebtedness, or is not otherwise a creditor, of any Seller or any of its Affiliates. Since the Balance Sheet Date there has not been any payment by the Company to such Seller or any of its Affiliates, charge by Seller or any of its Affiliates to the Company or other transaction between the Company and such Seller and any of its Affiliates, except in any such case in the ordinary course of business of the Company consistent with past practice or as set forth in SCHEDULE 3.26 or as contemplated by this Agreement.

     3.27. REPRESENTATIONS. The joint representations and warranties of the Company and Sellers contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IV

                           ADDITIONAL REPRESENTATIONS
                            AND WARRANTIES OF SELLERS

     Each Seller, severally but not jointly, represents and warrants to, and agrees with, Buyer as follows:

     4.01. TITLE TO AND VALIDITY OF SHARES. Such Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by such Seller opposite such Seller's name on SCHEDULE 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any Lien. All Shares owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Shares to be sold by such Seller are registered in the name of such Seller.

     4.02. AUTHORITY. Such Seller has the legal power, right and authority to enter into and perform this Agreement, and to perform each of his obligations hereunder. The execution, delivery and performance of this Agreement by such Seller (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

     4.03. POWER TO ACT AS TRUSTEE OR EXECUTOR. If such Seller is serving as trustee or executor with respect to its Shares, such Seller is duly authorized and empowered by the instruments creating such trust or trusts or by the will of which such Seller is acting as executor and under applicable law to enter into this Agreement with respect to the Shares held by such Seller and to consummate the transactions contemplated herein.

     4.04. Access to Information; Accredited Investor Representation.
           ---------------------------------------------------------

          (a) Each Seller acknowledges that all documents, records and books pertaining to the investment in the Buyer Stock have been made available for inspection by him, his attorney, accountant, purchaser representative and tax advisor (collectively, the "Advisors") and that the Seller has carefully reviewed and understands the information contained therein;

          (b) Each Seller and the Advisors have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Buyer concerning the offer and sale of the Buyer Stock and all such questions have been answered to the full satisfaction of the Seller and his Advisors;

          (c) In evaluating the suitability of an investment in the Buyer, each Seller has not relied upon any representation or other information (oral or written) other than as contained in documents or answers to questions so furnished to the Seller or his Advisors by the Buyer;

          (d) Each Seller, together with the Advisors, has such knowledge and experience in financial, tax and business matters so as to enable him to utilize the information made available to him in connection with the purchase of the Buyer Stock to evaluate the merits and risks of an investment in the Buyer Stock and to make an informed investment decision with respect thereto;

          (e) Each Seller has adequate means of providing for his current needs and foreseeable contingencies and has no need for his investment in the Buyer Stock to be liquid;

          (f) Each Seller acknowledges that he or she has previously received each SEC Report (as hereinafter defined) and has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Buyer concerning such documents, and all such questions have been answered to the full satisfaction of the Seller and his Advisors.

     4.05. PURCHASE FOR INVESTMENT. Each Seller is acquiring the shares of Buyer Stock for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof. Each Seller agrees that the shares of Buyer Stock acquired by such Seller may not be sold, transferred or otherwise disposed of unless such shares are registered with the Securities and Exchange Commission and the securities regulatory authorities of certain states or unless an exemption from such registration is available.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company and Sellers that:

     5.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

     5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the 1934 Act.

     5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the corporate charter or by-laws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

     5.05. FINDERS' FEES. Except for Chestnut Partners, Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

     5.06. PURCHASE FOR INVESTMENT. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

     5.07. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     5.08. SEC FILINGS. Buyer has made available to the Sellers a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the Securities Exchange Commission ("SEC") on or after November 22, 1995 (the "SEC Reports") which are all the forms, reports and documents required to be filed by Buyer with the SEC since November 22, 1995. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1934 Act or the Securities Act of 1933, as amended (the "1933 Act"), as the case may be, and the rules and regulations of the SEC applicable thereto and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the SEC) and each fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments, which were not and are not expected, individually or in the aggregate, to be material in amount).

     Except as disclosed in the SEC Reports, (a) Buyer and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having or which could reasonably be expected to have a Material Adverse Effect on Buyer.

     5.09. BUYER STOCK. The authorized capital stock of Buyer consists of 25,000,000 shares of common stock, of which 7,873,804 shares are issued and outstanding as of July 31, 1996, and 5,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. The Buyer Stock to be issued to the Sellers, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable, not subject to any preemptive rights and free and clear of all liens, claims and encumbrances.

                                   ARTICLE VI

                        COVENANTS OF THE COMPANY, SELLERS
                               AND THE PARTNERSHIP

     The Company and each Seller agree that:

     6.01. RESIGNATIONS. The Company will deliver to Buyer the resignations of all officers and directors of the Company from their positions as officers and/or directors with the Company at or prior to the Closing Date, unless otherwise specified by Buyer.

     6.02. CONFIDENTIALITY. Sellers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Sellers or their Affiliates in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or Buyer; PROVIDED that Sellers may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

     6.03. AFFILIATE AGREEMENTS. The Company shall deliver to Buyer on or prior to the Closing Date a letter from Seller's Counsel, satisfactory in form and substance to Buyer's Counsel, which, based upon discussion with the Company and such inquiries as such firm deems necessary, shall identify all persons who, at the date of this Agreement, such firm believes may be deemed to be "affiliates" of the Company as such term is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission, and defined in Rule 144(a)(1) of the Securities Act of 1933, as amended, and who will become the beneficial owners of shares of Buyer Stock pursuant to the transactions contemplated by this Agreement (each such person being referred to as a "Company Affiliate"). The Company shall cause each of the Company Affiliates to execute and deliver to Buyer on the Closing Date, a written agreement (the "Affiliate Agreement") satisfactory to Buyer and substantially in the form of EXHIBIT A hereto, including provisions indicating that such Company Affiliate (i) has not offered to sell, sold or otherwise disposed of any Shares in the 30 day period prior to the date hereof, (ii) will not offer to sell, sell or otherwise dispose of any shares of Buyer Stock, except pursuant to an effective registration statement or in compliance with an available exemption from the registration requirements of the Securities Act (for which such Seller shall provide Buyer with an opinion of counsel satisfactory to Buyer that the securities being sold thereby may be publicly sold without registration under the Securities Act), and (iii) will not offer to sell, sell or otherwise dispose of any shares of Buyer Stock until Buyer shall have publicly released financial results covering a period of at least 30 days of combined operations of Buyer and the Company.

     6.04. TAX COVENANTS. The Company and the Sellers shall provide Buyer with a clearance certificate or similar document(s) which may be required by any state Taxing

Authority in order to mitigate, reduce or relieve any obligations of Buyer to withhold any portion of the Purchase Price. The Company will pay when due any and all sales, use, transfer and documentary taxes and recording and filing fees incurred in connection with the transactions contemplated by this Agreement.

     6.05. [Intentionally Omitted]

     6.06. COVENANT OF THE PARTNERSHIP. The Partnership covenants and agrees to take such action as shall be necessary to cause the Purchase Real Estate to be conveyed on the Closing Date in accordance with the provisions of the Real Estate Conveyance Documents. The Partnership further agrees to indemnify and hold Buyer and the Company harmless against any commission which may become payable by the Partnership upon the conveyance of the Purchase Real Estate to Buyer pursuant to the Real Estate Conveyance Documents.

     6.07. APPROVAL OF PARACHUTE PAYMENTS. With respect to all payments that would possibly constitute "excess parachute payments" (within the meaning of Section 280G of the Code) but for the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code, the Company shall obtain the shareholder approval described in Section 280G(b)(5)(B) of the Code.

     6.08. REORGANIZATION STATUS. Each Seller shall consistently treat for all United States federal income tax purposes Buyer's purchase of Shares from Sellers in exchange for Buyer Stock that is described in Section 2.01 hereof as a reorganization, within the meaning of Section 368(a)(1)(B) of the Code (the "B Reorganization"), and each Seller shall determine its United States federal income tax attributes of the Buyer Stock that is received in accordance with
Section 358(a) and Section 1223(1) of the Code.

     6.09. SALE OR EXCHANGE STATUS. The Partnership (and each partner of the Partnership) shall consistently treat for all United States federal income tax purposes Buyer's purchase of the Purchase Real Estate from the Partnership that is described in Section 2.02(e) hereof as a sale or exchange, within the meaning of Section 1001 of the Code, which is separate and apart (although concurrent with) the B Reorganization.

     6.10. SATISFACTION OF BUYER'S WITHHOLDING OBLIGATION. Each of the Sellers other than Miller covenant and agree that he or she shall pay to the Buyer, in immediately available funds (through wire transfer or federal funds check) not later than 12:00 noon, Eastern Standard Time, on the Lapse Date (as defined below), the federal, state, local and foreign tax withholding amounts attributable to the Buyer Stock issued to him or her with respect to the Option Shares, including without limitation federal, state, local and foreign income tax, Social Security and Medicare tax withholding and similar amounts (excluding the employer's portion of such amounts), at the applicable tax withholding rates, all as determined by Buyer and its accountants. Each of the Sellers other than Miller agree to cooperate fully and to follow any reasonable instructions with respect to such tax withholding obligation, and each understands that the fair market value of the Buyer Stock received in exchange for the Option Shares must be reported as compensation for tax purposes, such compensation being reported as of the Lapse Date. For purposes of this Section 6.10, Lapse Date shall mean the first business day following the date the Buyer Stock issued to such person pursuant to this Agreement is no longer subject to a restriction on transfer pursuant to the "pooling of interests" accounting rules.

                                   ARTICLE VII

                               COVENANTS OF BUYER

     Buyer agrees that:

     7.01. CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer,
(ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; PROVIDED that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from a Seller, the Company in connection with this Agreement that are subject to such confidence.

     7.02. ACCESS. The Company, on and after the Closing Date, will afford promptly to Sellers and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date. Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company provided to it pursuant to this Section 7.02.

     7.03. RESALE REGISTRATION STATEMENT. Buyer agrees to cause a registration statement on Form S-3 under the Securities Act relating to the resale of the Buyer Stock and the Partnership Stock (collectively, the "Registrable Shares") to be filed pursuant to the Registration Rights Agreement as soon as practicable following the date on which the Buyer is eligible to use such Form S-3, and in any event no later than January 15, 1997, and agrees to use commercially reasonable efforts to (i) have such registration statement declared effective as soon as practicable thereafter and (ii) maintain the effectiveness of such registration statement until the earlier of three (3) years from the Closing Date and the date on which all Registrable Shares have been sold by Sellers; provided, however, that Buyer shall not be required to take any action to cause such registration statement to be declared effective by the Securities and Exchange Commission at any time prior to the publication by Buyer of financial results including at least thirty (30) days' post-closing combined operating results of Buyer and the Company. In the event that at the time the filing of such registration statement is undertaken or required to be undertaken, Buyer fails to qualify for use of Form S-3 for purposes of registering for resale the Registrable Shares, Buyer shall cause a registration statement on Form S-1 to be filed as soon as practicable thereafter and to use commercially reasonable efforts to (i) have such registration statement declared effective as soon as practicable and (ii) maintain the effectiveness of such registration statement until the earlier of (a) three (3) years from the Closing Date, (b) the date on which all Registrable Shares have been sold by Sellers and (c) the date as of which Buyer qualifies for use of Form S-3 and such registration statement shall have been converted into a registration statement on Form S-3.

     7.04. ANNUAL REPORT ON FORM 10-K. Buyer agrees to file in a timely manner all reports and other documents required of the Company under the 1934 Act, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

     7.05. AFFILIATE AGREEMENTS. Buyer shall use its best efforts to cause each person who, at the date of this Agreement, Buyer believes may be deemed to be "affiliates" of Buyer as such term is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission, and defined in Rule 144(a)(1) of the Securities Act of 1933, as amended (each a "Buyer Affiliate"), to execute and deliver (i) on the date of this Agreement and (ii) on the Closing Date, an Affiliate Agreement substantially in the form of EXHIBIT A hereto.

     7.06. BONUSES. With respect to each individual who is a full-time employee of the Company on the Closing Date, and remains an employee of the Company until December 31, 1996, Buyer shall cause the Company to (a) pay a bonus for the year ending December 31, 1996 and (b) make a contribution for the year ending December 31, 1996 to such employee's pension plan in such amounts and at such amounts and at such times as shall be consistent with the past practices of the Company, as set forth on SCHEDULE 7.06; provided, however, that in the event that the Company realizes levels of income and expenses for the year ending December 31, 1996 comparable to those realized in 1995, the bonus payments and pension plan contributions required hereby for 1996 shall not be less than (either in the aggregate or with respect to amounts paid to specific employees) the bonuses and pension plan contributions made by the Company in 1995.

     7.07. HISTORICAL BONUSES. On the Closing Date, each of Martin J. Miller, Howard Tag, Peter Malamis, Laurie Hughes and Mary Ann Lloyd shall be paid their accrued bonuses of the Company, as set forth on SCHEDULE 7.07.

     7.08. VACATION. Following the Closing, Buyer shall cause the Company to continue to make available to employees of the Company vacation benefits consistent with the policies of the Company in effect on the Closing Date, as set forth on SCHEDULE 7.08, subject to such modifications (which modifications shall not effect vacation through December 31, 1996) as the Board of Directors of the Company deems appropriate. SCHEDULE 7.08 also sets forth all accrued but unused vacation days of the Company's employees as of June 30, 1996.

     7.09. REORGANIZATION STATUS. Buyer shall consistently treat for all United States federal income tax purposes Buyer's purchase of Shares from Sellers and Raven in exchange for Buyer Stock that is described in Section 2.01 hereof as a reorganization, within the meaning of Section 368(a)(1)(B) of the Code (the "B Reorganization"), and Buyer shall determine its United States federal income tax attributes of the acquired Shares in accordance with Section 362(b) and Section 1223(2) of the Code. In addition, Buyer shall consistently treat for all United States federal income tax purposes Buyer's purchase of the Purchase Real Estate from the Partnership that is described in Section 2.02(e) hereof as a sale or exchange, within the meaning of
Section 1001 of the Code, which is separate and apart (although concurrent with) the B Reorganization.

     7.10. BUSINESS CONTINUITY. Buyer shall continue to conduct the historic business of the Company and shall continue to use the historic assets of the Company in a business.

                                  ARTICLE VIII

                            COVENANTS OF ALL PARTIES

     The parties hereto agree that:

     8.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     8.02. CERTAIN FILINGS. The Company, Sellers and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     8.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     8.04. POOLING. Sellers, the Company and Buyer shall use commercially reasonable efforts and shall cooperate fully to allow the transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles which shall be acceptable to the U.S. Securities and Exchange Commission.

                                   ARTICLE IX

                                EMPLOYEE BENEFITS

     9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

     "BENEFIT ARRANGEMENT" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Sellers or any of their Affiliates and (iii) covers any employee or former employee of the Company.

     "EMPLOYEE PLANS" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     9.02. ERISA REPRESENTATIONS. The Company and each Seller, jointly and severally, hereby represent and warrant to Buyer that:

          (a) SCHEDULE 9.02 lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided a copy of each of Employee Plans and related plan documents (including trust documents and insurance policies or contracts), with respect to each Employee Plan subject to ERISA reporting requirements, copies of the Form 5500 reports filed for the last three plan years, and an accurate summary description of such plan. The Company has provided Buyer with complete age, salary, service and related data as of the most recent practicable date for employees of the Company.

          (b) SCHEDULE 9.02 also includes a list of each Benefit Arrangement of the Company, copies and descriptions of which have been made available or furnished previously to Buyer.

          (c) None of the Employee Plans or other arrangements listed on
SCHEDULE 9.02 covers any non-United States employee or former employee of the Business.

          (d) No "prohibited transaction", as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Employee Plan.

          (e) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. The Company and its Affiliates have not incurred any liability under Title IV or ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

          (f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

          (g) Each Employee Plan and each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

          (h) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code or as set forth in SCHEDULE 9.02.

          (i) Except as set forth in SCHEDULE 9.02 or as provided elsewhere herein, all contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

          (j) Except as set forth in SCHEDULE 9.02, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (k) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          (l) Except as set forth in SCHEDULE 9.02 or this Agreement, no employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

          (m) The Company does not have, nor is it reasonably expected to have, any liability under Title IV of ERISA.

     9.03. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. Subject to the provisions of Section 7.06 hereof, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

     10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, the Company and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (b) Each other party shall have executed and delivered each of the Ancillary Agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement.

          (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

          (d) The transfer to the Company (or Buyer, as designated by Buyer) of good and clean record and marketable title to the Purchase Real Estate subject only to the Permitted Exceptions shall have been consummated.

          (e) There shall have been obtained the consent of the landlord, if required, with respect to any leased real property.

          (f) There shall have been obtained the consent of applicable condominium associations.

          (g) Agreement as to a settlement sheet setting forth all costs, expenses and closing adjustments relating to the conveyance of the Purchase Real Estate.

          (h) Satisfaction of all requirements for the issuance of the title insurance policy described in Section 10.02.

          (i) [Intentionally Omitted.]

     10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a)(i) the Company and each Seller shall have performed in all material respects all of his or its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company and each Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or a Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the President of the Company and by each Seller to the foregoing effect.

          (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) Buyer shall have received an opinion of Sellers' Counsel, dated the Closing Date, to the effect specified on EXHIBIT G and with respect to such other matters as Buyer may reasonably request. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Virginia or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and as to matters of fact, upon certificates of officers of Seller and the Company.

          (d) Each of the Sellers and the Company shall have executed and delivered each of the Ancillary Agreements to be entered into by them or it at the Closing, in each case substantially in the form attached as an exhibit to this Agreement.

          (e) Buyer shall have received all other closing documents specified in
Section 2.02 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

          (f) Price Waterhouse LLP shall have delivered to Buyer its written opinion that it has no basis for believing that the transactions contemplated by this Agreement shall not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, Ross Langan & McKendree shall have delivered to the Company its written representation that it has no basis for believing that the Company has taken any action or agreed to take any action which would prevent Buyer from accounting for the business combination as a "pooling of interests", and Buyer shall have no reason to believe that such accounting treatment will not be accepted by the Securities and Exchange Commission.

          (g) The Company shall deliver to Buyer a properly executed statement in a form reasonably requested by Buyer for purposes of satisfying Buyer's obligations under Treasury Regulation [Section]1.1445-2(c)(3).

          (h) Sellers shall have provided Buyer at Buyer's expense, the following, which shall each be satisfactory to Buyer:

          (i) An owner's title insurance policy issued by Chicago Title Insurance Corporation, for all of the Purchase Real Estate; and

          (ii) A certificate listing Buyer as owner of the Purchase Real Estate on the master fire insurance policy for the entire Condominium containing the Purchase Real Estate and any other insurance policies set forth in Sections 6.1-6.4 of the Condominium Bylaws.

          (i) Sellers shall have provided to Buyer, at Sellers' expense, the following, which shall each be satisfactory to Buyer:

          (i) A properly executed Certificate of Resale for the Purchase Real Estate in the form attached to the Declaration as Exhibit A with respect to each of the units comprising the Purchase Real Estate;

          (ii) A so-called "Condominium Resale Package" with respect to each of the units comprising the Purchase Real Estate;

          (iii) A statement with respect to each of the units comprising the Purchase Real Estate from the Board of Directors of the Condominium as described in Section 5.2 of the Condominium Bylaws;

          (iv) Blueprints and recorded plans for each unit comprising the Purchase Real Estate;

          (v) An estoppel letter from the landlord for real property leased by the Company verifying that such leases are in good standing and that no defaults or events which could lead to a default are outstanding;

          (vi) An insurance certificate for all leased real property;

          (vii) All Real Estate Conveyance Documents; and

          (viii) A written appraisal of the fair market value of the Purchase Real Estate as of a date within 30 days prior to the Closing Date from an appraisal firm satisfactory to Buyer which appraisal concludes that the fair market value of the Purchase Real Estate is in excess of the sum of (i) the principal and accrued interest on the mortgage which encumbers said property plus (ii) the expenses in connection with the transfer of the Purchase Real Estate plus (iii) the fair market value of the Partnership Stock tendered pursuant to Section 2.02(e) hereof.

     10.03. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing

Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and
(iii) Sellers shall have received a certificate signed by the Chief Financial Officer of Buyer to the foregoing effect.

          (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) Sellers shall have received an opinion of Buyer's Counsel, dated the Closing Date, to the effect specified in Sections 5.01 through 5.04 and 5.07 and with respect to such other matters as Sellers shall reasonably request. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Massachusetts or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Seller, copies of which shall be contemporaneously delivered to Seller, and as to matters of fact, upon certificates of officers of Buyer.

          (d) Buyer shall have executed and delivered each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an exhibit to this Agreement.

          (e) Sellers shall have received all items specified in Section 2.02 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.

          (f) Miller and Raven shall have received evidence satisfactory to them of the release of any personal guarantees by such persons of any loan or mortgage obligations of the Partnership with respect to the Purchase Real Estate, all of which are set forth on Schedule 10.03.

          (g) The Company shall have repaid Miller the principal balance and accrued and unpaid interest (totaling $199,767.74) on those demand promissory notes in the face amount of $188,300.

          (h) Sellers shall have received an opinion of Sellers' Counsel and the Company shall have received an opinion of Buyer's Counsel, dated the Closing Date, to the effect that the Buyer's purchase of Shares from Sellers and Raven in exchange for Buyer Stock that is described in Section 2.01 hereof will be treated as a tax-free reorganization as described in Section 368 of the Code.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

     11.01. SURVIVAL. The covenants contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and continue until the date set forth in each such covenant. The agreements, representations and warranties contained in this Agreement shall survive the Closing until the earlier of (i) the delivery by Price Waterhouse LLP of its report on Buyer's financial statements for the fiscal year ended June 30, 1997, and (ii) the one (1) year anniversary of the Closing Date. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under
Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

    11.02. INDEMNIFICATION. (a) Each Seller, jointly and severally, hereby indemnifies Buyer, its subsidiaries and its directors, officers, agents and affiliates and, effective at the Closing, without duplication, the Company (collectively the "Buyer Group") against and agrees to defend and hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding but excluding indirect or consequential damages) ("Damages") incurred or suffered by Buyer or the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company or a Seller pursuant to this Agreement (collectively, the "Claims").

          (b) Unless and until the Damages incurred by the Buyer Group exceed $50,000, Buyer shall not be entitled to indemnification under this Section 11.02; provided, however, that once the damages exceed $50,000, the Buyer Group shall be entitled to indemnification for the full amount of such Damages. The maximum liability of each Seller pursuant to paragraph (a) of this Section 11.02 shall be the amount of the Purchase Price received by such Seller represented by the Escrow Shares.

          (c) Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification by any Seller or Sellers under this Section 11.02 if the transactions contemplated by this Agreement are consummated.

          (d) Buyer's claims for indemnification pursuant to paragraph (a) above shall be satisfied solely from the shares of Buyer Stock held in escrow pursuant to Section 2.02 (the "Escrow Shares") as follows:

               (i) Promptly after the earlier to occur of (a) the delivery by Price Waterhouse LLP of its report on Buyer's financial statements for the fiscal year ended June 30, 1997, or (b) the one (1) year anniversary of the Closing Date, the Escrow Shares shall be distributed to the Sellers, except that the portion of the Escrow Shares having a fair market value as of the Closing Date most nearly equal to the Damages incurred by the Buyer as to which a Claim shall have been previously and duly delivered to Sellers, shall continue to be withheld in escrow. The amount of such Damages shall be based upon a written certification of the Chief Executive Officer of Buyer to Sellers as to the amount of Damages incurred, together with supporting documentation. If Sellers disagree that a Claim has arisen or with the amount of Damages set forth in such certificate, and if Sellers and Buyer cannot reach a mutually satisfactory understanding with regard to the existence of a Claim or the amount of Damages within five (5) business days after delivery of the certificate to Sellers, the matter shall be promptly submitted to binding arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association. The balance of the Escrow Shares not so withheld shall be distributed to Sellers;

               (ii) The Escrow Shares not so distributed to Sellers pursuant to subsection 11.02(d)(i) shall be retained in escrow until such pending Claims are resolved; provided, however, that upon the disposition of any such Claim prior to the disposition of all such Claims, Buyer shall distribute to Sellers that amount of the Escrow Shares having a value as of the Closing Date in excess of 100% of the aggregate amounts of the remaining Damages incurred as determined above.

          (e) Buyer hereby indemnifies each Seller, its agents and affiliates (the "Selling Group") against and agrees to defend and hold them harmless from any and all Damages incurred or suffered by the Selling Group arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, such indemnity obligations to be satisfied by the Buyer by issuing shares of its common stock having a value, as of the Closing Date, equal to the amount of such Damages, provided, however, that such amount shall in no event exceed $1,000,000.

          (f) Under no circumstances shall any Seller be required to compensate Buyer or the Buyer Group with respect to any Damages incurred by the Buyer Group in excess of the value of such Seller's interest in the Escrow Shares.

     11.03. PROCEDURES. The party seeking indemnification under Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE XII

                             [Intentionally Omitted]

                                  ARTICLE XIII

                             [Intentionally Omitted]

                                   ARTICLE XIV

                                  MISCELLANEOUS

     14.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Buyer, to:

                        PAREXEL International Corporation
                        195 West Street
                        Waltham, MA  02154
                        Attn:  William T. Sobo, Jr.

     with a copy to:

                        William J. Schnoor, Jr., Esq.
                        Testa, Hurwitz & Thibeault, LLP
                        High Street Tower
                        125 High Street
                        Boston, MA 02110
                        Telecopy: (617) 248-7100

if to the Company, to:

                        State and Federal Associates, Inc.
                        1101 King Street, Suite 600
                        Alexandria, VA 22314
                        Telecopy: (703) 683-2239

     with a copy to:

                        Thomas J. Egan, Jr., Esq.
                        Baker & McKenzie
                        815 Connecticut Avenue, N.W., Suite 900
                        Washington, D.C. 20006
                        Telecopy: (202) 452-7073

if to a Seller:

                        at his or her address shown in
                        SCHEDULE 2.01
if to the Partnership, to:

                        S&FA of Alexandria Partnership
                        1101 King Street, Suite 600
                        Alexandria, VA 22314
                        Telecopy: (703) 683-2239

if to Adams, to:

                        Scott G. Adams, Esq., C.P.A.
                        Adams & Associates
                        P.O. Box 100
                        10 Oak Street
                        Boothbay Harbor, ME  04538
                        Telecopy:  (207) 633-4911

     14.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Buyer, the Company and Sellers.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     14.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     14.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder, and Buyer may collaterally assign its rights to receive payments pursuant to Article XI hereof or pursuant to the Escrow Agreement.

     14.05. FURTHER ASSURANCES. From time to time after the Closing, (a) at the request of Buyer and without further consideration, Sellers will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares and (b) at the request of Sellers and without further consideration, Buyer will execute and deliver to Sellers such other documents, and take such other action, as Sellers may reasonable request in order to consummate more effectively the transactions contemplated hereby.

     14.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth.

     14.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     14.08. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     14.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     14.10. JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       PAREXEL INTERNATIONAL
                                     CORPORATION


                                       By /s/ William T. Sobo, Jr.
                                          --------------------------------------
                                          Title: Vice President and Chief
                                                   Financial Officer


                                       STATE AND FEDERAL ASSOCIATES, INC.


                                       By /s/ Martin J. Miller
                                          --------------------------------------
                                          Title:  President


                                       /s/ Martin J. Miller
                                       -----------------------------------------
                                       Martin J. Miller


                                       /s/ Howard Tag
                                       -----------------------------------------
                                       Howard Tag


                                       /s/ Peter Malamis
                                       -----------------------------------------
                                       Peter Malamis


                                       /s/ Laurie Hughes
                                       -----------------------------------------
                                       Laurie Hughes



                                       S&FA OF ALEXANDRIA PARTNERSHIP


                                       By: /s/ Martin Miller
                                          --------------------------------------
                                           Martin Miller as a General Partner


                                       By: /s/ Robert F. Raven
                                          --------------------------------------
                                           Robert F. Raven as a General Partner